14 January 2020

Our reference: E112LKSPC20191101/UL/VM

The Board of Directors

Exceed World, Inc.

1-23-38-8F

Esakacho

Suita-shi

Osaka 564-0063

Japan

Dear Sirs / Madam,

Exceed World, Inc. (the “Company”) and its subsidiaries (hereinafter collectively referred to as the “Group”)

We hereby consent and confirm that we have not withdrawn our consent to the inclusion in the Registration Statement on Form S-1 in respect of the independent auditor’s report dated 11 July 2019 on the consolidated financial statements of Exceed World, Inc. for the year ended 30 September 2018.

Our said letter is not to be quoted or referred to, in whole or in part, nor shall our said letter or this consent letter be used for any other purpose, without our written consent.

Yours faithfully,

Lo and Kwong C.P.A. & Co.

Certified Public Accountants (Practising)

Lam Chik Tong

Practising Certificate Number: P05612

Hong Kong